Exhibit (b)(8)(m)(iv)


                    AMENDMENT TO FUND PARTICIPATION AGREEMENT
                                (SERVICE SHARES)


         This Amendment to the Fund Participation Agreement ("Agreement") dated February 1, 2001, between Janus Aspen Series, an open-end management investment company organized as a Delaware business trust (the "Trust"), Janus Distributors, Inc. ("Distributor"), and Conseco Variable Insurance Company, a Texas life insurance company (the "Company") is effective as of Aug. 1, 2001.

                                    AMENDMENT

         For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

         1. Schedule A of this Agreement shall be deleted and replaced with the attached Schedule A.

         2. All other terms of the Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date and year first above written.


CONSECO VARIABLE INSURANCE               JANUS DISTRIBUTORS, INC.
COMPANY

By: /s/ Janice K. Henderson              By: /s/ Bonnie M. Howe
   --------------------------                --------------------------------

Name: Janice K. Henderson                Name:    Bonnie M. Howe
Title: Vice President                    Title:   Vice President


JANUS ASPEN SERIES


By: /s/ Bonnie M. Howe
   --------------------------

Name:    Bonnie M. Howe
Title:   Vice President

                                   SCHEDULE A
                   SEPARATE ACCOUNTS AND ASSOCIATED CONTRACTS


                                                    Contracts Funded
Name of Separate Account                            By Separate Account
------------------------                            -------------------

Conseco Variable Life Account L                     CVIC-1001

Conseco Variable Annuity Account I                  CVIC-2004
                                                    CVIC-2005